Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Reports Fourth-Quarter and Full-Year 2017 Financial Results
Announces 10 Percent Increase to Quarterly Cash Dividend

News Summary:

•
Record fourth-quarter revenue was $17.1 billion and record full-year revenue was $62.8 billion. Excluding McAfee, fourth-quarter revenue grew 8 percent year-over-year with data-centric revenue up 21 percent, and full-year revenue grew 9 percent year-over-year.

•	Delivered outstanding quarterly and annual earnings growth.

•	In 2017, Intel generated a record $22 billion cash from operations and returned nearly $9 billion to shareholders.

•	In 2018, Intel expects another record year and is raising its quarterly cash dividend 10 percent on an annual basis.

SANTA CLARA, Calif., January 25, 2018 -- Intel Corporation today reported full-year and fourth-quarter 2017 financial results. The company also announced that its board of directors has approved an increase in its cash dividend to $1.20 per-share on an annual basis, a 10 percent increase. The board also declared a quarterly dividend of $0.30 per-share on the company’s common stock, which will be payable on March 1 to shareholders of record on February 7.

"2017 was a record year for Intel with record fourth-quarter results driven by strong growth of our data-centric businesses," said Brian Krzanich, Intel CEO. “The strategic investments we've made in areas like memory, programmable solutions, communications and autonomous driving are starting to pay off and expand Intel's growth opportunity. In 2018, our highest priorities will be executing to our data-centric strategy and meeting the commitments we make to our shareholders and our customers."

“The fourth quarter was an outstanding finish to another record year. Compared to the expectations we set, our revenue was stronger, our operating margins were higher, and our spending was lower," said Bob Swan, Intel CFO. “Intel's PC-centric business continued to execute well in a declining market while the growth of our data-centric businesses shows Intel's transformation is on track."

Intel's fourth-quarter results reflect an income tax expense of $5.4 billion as a result of the U.S. corporate tax reform enacted in December. This includes a one-time, required transition tax on our previously untaxed foreign earnings, which was partially offset by the re-measurement of deferred taxes using the new U.S. statutory tax rate. Looking ahead, the company is forecasting a 2018 tax rate of 14 percent as the Tax Cuts and Jobs Act helps level the playing field for U.S. manufacturers like Intel that compete in today's global economy.

"Intel has a rich history of investing in U.S.-led research and development and U.S. manufacturing," said Swan. "The tax reform is further incentive to continue these investments and reinforces our decision to invest in the build-out of our Arizona factory. It also informed the dividend increase we're announcing today."

* Data-centric businesses include DCG, IOTG, NSG, PSG, and All Other.
^ No adjustment on a non-GAAP basis.

Exhibit 99.1

Q4 2017 Financial Highlights

	GAAP			Non-GAAP
	Q4 2017	Q4 2016	vs. Q4 2016	Q4 2017	Q4 2016	vs. Q4 2016
Revenue ($B)	$17.1	$16.4	up 4%	$17.1^	$16.4^	up 4%
Gross Margin	63.1%	61.7%	up 1.4 pts	64.8%	63.1%	up 1.7 pts
R&D and MG&A ($B)	$5.1	$5.4	down 6%	$5.1^	$5.4^	down 6%
Operating Income ($B)	$5.4	$4.5	up 19%	$5.9	$4.9	up 21%
Tax Rate	111.4%	19.8%	up 91.6 pts	21.2%	19.8%^	up 1.4 pts
Net Income (Loss) ($B)	$(0.7)	$3.6	down 119%	$5.2	$3.9	up 34%
	due to tax impact
Earnings Per Share	$(0.15)	$0.73	down 120%	$1.08	$0.79	up 37%
	due to tax impact
In the fourth quarter, the company generated approximately $7.2 billion in cash from operations, and paid dividends of $1.3 billion.

Full-Year 2017 Financial Highlights

	GAAP			Non-GAAP
	2017	2016	vs. 2016	2017	2016	vs. 2016
Revenue ($B)	$62.8	$59.4	up 6%	$62.8^	$59.5	up 6%
Gross Margin	62.3%	60.9%	up 1.4 points	63.8%	63.2%	up 0.6 points
R&D and MG&A ($B)	$20.6	$21.1	down 3%	$20.5	$21.0	down 3%
Operating Income ($B)	$17.9	$12.9	up 39%	$19.6	$16.5	up 18%
Tax Rate	52.8%	20.3%	up 32.5 points	22.5%	20.3%^	up 2.2 pts
Net Income ($B)	$9.6	$10.3	down 7%	$16.8	$13.2	up 27%
Earnings Per Share	$1.99	$2.12	down 6%	$3.46	$2.72	up 28%

For the full year, the company generated a record $22.1 billion cash from operations, and paid dividends of $5.1 billion.

* Data-centric businesses include DCG, IOTG, NSG, PSG, and All Other.
^ No adjustment on a non-GAAP basis.

Intel/Page 3

Business Unit Summary

	Key Business Unit Revenue and Trends
		Q4 2017	vs. Q4 2016		2017	vs. 2016
PC-centric	CCG	$9.0 billion	down	2%	$34.0 billion	up	3%
Data-centric	DCG	$5.6 billion	up	20%	$19.1 billion	up	11%
	IOTG	$879 million	up	21%	$3.2 billion	up	20%
	NSG	$889 million	up	9%	$3.5 billion	up	37%
	PSG	$568 million	up	35%	$1.9 billion	up	14%
			up	21%*		up	16%*

In the fourth quarter, Intel saw strong performance from data-centric businesses, which accounted for 47% of Intel's fourth-quarter revenue, an all-time high. The Data Center Group (DCG), Internet of Things Group (IOTG) and Programmable Solutions Group (PSG) all achieved record quarterly revenue. Intel's Client Computing Group (CCG) shipped a record volume of Intel® Core™ i7 processors, launched the new 8th Gen Intel® Core™ processor with Radeon™ RX Vega M Graphics, and announced an expanding line-up of LTE and 5G multi-mode modems. The Non-Volatile Memory Solutions Group (NSG) launched the new Intel® Optane™ SSD DC P4800X Series for the data center.
The company is also advancing efforts to compete and win in artificial intelligence with the Intel® Nervana™ Neural Network Processor, customer momentum for its Intel® Movidius™ vision processing unit (VPU), and continued customer adoption of Intel® Xeon® Scalable processors. In autonomous driving, Mobileye had a strong finish to 2017 with a total of 30 ADAS customer designs wins as well as design wins for advanced L2+ and L3 autonomous systems with 11 automakers.
Additional information regarding Intel’s results can be found in the Q4'17 Earnings Presentation available at: www.intc.com/results.cfm.

* Data-centric growth excludes McAfee.

Intel/Page 4

Business Outlook

Intel's guidance for the first-quarter and full-year 2018 include both GAAP and non-GAAP estimates. Reconciliations between these GAAP and non-GAAP financial measures are included below.

Q1 2018	GAAP	Non-GAAP	Range
Revenue	$15.0 billion	$15.0 billion^	+/- $500 million
Operating margin	25%	27%	approximately
Tax rate	14%	14%^	approximately
Earnings per share	$0.65	$0.70	+/- 5 cents

Full-Year 2018	GAAP	Non-GAAP	Range
Revenue	$65.0 billion	$65.0 billion^	+/- $1.0 billion
Operating margin	28%	30%	approximately
Tax rate	14%	14%^	approximately
Earnings per share	$3.30	$3.55	+/- 5%
Full-year capital spending	$14.0 billion	$14.0 billion^	+/- $500 million
Net capital deployed[1]	$12.0 billion	$12.0 billion^	+/- $500 million
Free cash flow	N/A	$13.0 billion	+/- $500 million
1Net capital deployed is full-year capital spending offset by expected prepaid supply agreements in our memory business.

Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after January 25, 2018. Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Earnings Webcast

Intel will hold a public webcast at 2:00 p.m. PDT today to discuss the results for its fourth quarter and full year of 2017. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com/results.cfm. The Q4'17 Earnings Presentation, webcast replay, and audio download will also be available on the site.

Intel plans to report its earnings for the first quarter of 2018 on April 26, 2018 promptly after close of market, and related materials will be available at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2:00 p.m. PDT at www.intc.com.

Forward-Looking Statements

Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "would," "should," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. All forward-looking statements included in this news release are based on management's expectations as of the date of this earnings release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

^ No adjustment on a non-GAAP basis.

Intel/Page 5

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels; the introduction, availability and market acceptance of Intel's products, products used together with Intel products and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns, fluctuations in currency exchange rates, sanctions and tariffs, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad, including the United Kingdom's vote to withdraw from the European Union. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
The amount, timing and execution of Intel's stock repurchase program may fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows or changes in tax laws.

•
Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (”TCJA”), and current expected income and may be affected by evolving interpretations of TCJA; the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

Intel/Page 6

•
Security vulnerability issues may exist with respect to our processors and other products as well as the operating systems and workloads running on them. Mitigation techniques, including software and firmware updates, may not operate as intended or effectively resolve these vulnerabilities. In addition, we may be required to rely on third parties, including hardware, software, and services vendors, as well as end users, to develop and deploy mitigation techniques, and the effectiveness of mitigation techniques may depend solely or in part on the actions of these third parties. Security vulnerabilities and/or mitigation techniques, including software and firmware updates, may result in adverse performance, reboots, system instability, data loss or corruption, unpredictable system behavior, or the misappropriation of data by third parties. We have and may continue to face product claims, litigation, and adverse publicity and customer relations from security vulnerabilities and/or mitigation techniques, including as a result of side-channel exploits such as “Spectre” and “Meltdown,” which could adversely impact our results of operations, customer relationships, and reputation. Separately, the publicity around recently disclosed security vulnerabilities may result in increased attempts by third parties to identify additional vulnerabilities, and future vulnerabilities and mitigation of those vulnerabilities may also adversely impact our results of operations, customer relationships, and reputation.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•	Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions.
Additional information regarding these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.

About Intel

Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

Intel, the Intel logo, Intel Core, Intel Optane, Intel Xeon, Intel Nervana, and Intel Movidius are trademarks of Intel Corporation or its subsidiaries in the U.S. and/or other countries. Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA

Intel/Page 7

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 30, 2017	Dec 31, 2016	Dec 30, 2017	Dec 31, 2016
NET REVENUE	$17,053	$16,374	$62,761	$59,387
Cost of sales	6,286	6,269	23,692	23,196
GROSS MARGIN	10,767	10,105	39,069	36,191
Research and development	3,274	3,280	13,098	12,740
Marketing, general and administrative	1,850	2,158	7,474	8,397
R&D AND MG&A	5,124	5,438	20,572	21,137
Restructuring and other charges	195	100	384	1,886
Amortization of acquisition-related intangibles	53	41	177	294
OPERATING EXPENSES	5,372	5,579	21,133	23,317
OPERATING INCOME	5,395	4,526	17,936	12,874
Gains (losses) on equity investments, net	1,211	18	2,651	506
Interest and other, net	(571)	(104)	(235)	(444)
INCOME BEFORE TAXES	6,035	4,440	20,352	12,936
Provision for taxes	6,722	878	10,751	2,620
NET INCOME (LOSS)	$(687)	$3,562	$9,601	$10,316

BASIC EARNINGS PER SHARE OF COMMON STOCK	$(0.15)	$0.75	$2.04	$2.18
DILUTED EARNINGS PER SHARE OF COMMON STOCK	$(0.15)	$0.73	$1.99	$2.12

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
BASIC	4,683	4,735	4,701	4,730
DILUTED	4,683	4,881	4,835	4,875

Intel/Page 8

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA

(In Millions)	Dec 30, 2017	Dec 31, 2016
CURRENT ASSETS
Cash and cash equivalents	$3,433	$5,560
Short-term investments	1,814	3,225
Trading assets	8,755	8,314
Accounts receivable, net	5,607	4,690
Inventories
Raw materials	1,098	695
Work in process	3,893	3,190
Finished goods	1,992	1,668
	6,983	5,553
Assets held for sale	—	5,210
Other current assets	2,908	2,956
TOTAL CURRENT ASSETS	29,500	35,508

Property, plant and equipment, net	41,109	36,171
Marketable equity securities	4,192	6,180
Other long-term investments	3,712	4,716
Goodwill	24,389	14,099
Identified intangible assets, net	12,745	9,494
Other long-term assets	7,602	7,159
TOTAL ASSETS	$123,249	$113,327

CURRENT LIABILITIES
Short-term debt	$1,776	$4,634
Accounts payable	2,928	2,475
Accrued compensation and benefits	3,526	3,465
Deferred income	1,656	1,718
Liabilities held for sale	—	1,920
Other accrued liabilities	7,535	6,090
TOTAL CURRENT LIABILITIES	17,421	20,302

Long-term debt	25,037	20,649
Long-term deferred tax liabilities	3,046	1,730
Other long-term liabilities	7,860	3,538

TEMPORARY EQUITY	866	882

Stockholders' equity
Preferred stock	—	—
Common stock and capital in excess of par value	26,074	25,373
Accumulated other comprehensive income (loss)	862	106
Retained earnings	42,083	40,747
TOTAL STOCKHOLDERS' EQUITY	69,019	66,226
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$123,249	$113,327

Intel/Page 9

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION

(In Millions)	Dec 30, 2017	Dec 31, 2016
CASH INVESTMENTS:
Cash and short-term investments	$5,247	$8,785
Trading assets	8,755	8,314
Total cash investments	$14,002	$17,099

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$1,320	$1,475
Deferred income from software, services and other	336	243
Total current deferred income	$1,656	$1,718

	Three Months Ended
	Dec 30, 2017	Dec 31, 2016
SELECTED CASH FLOW INFORMATION:
Operating activities:
Depreciation	$1,762	$1,582
Share-based compensation	$307	$308
Amortization of intangibles	$378	$348
Investing activities:
Additions to property, plant and equipment	$(4,069)	$(3,530)
Acquisitions, net of cash acquired	$—	$(319)
Investments in non-marketable equity investments	$(875)	$(70)
Financing activities:
Repayment of debt	$(6,578)	$(1,500)
Repurchase of common stock	$(4)	$(533)
Proceeds from sales of common stock to employees	$133	$84
Payment of dividends to stockholders	$(1,278)	$(1,233)

EARNINGS PER SHARE OF COMMON STOCK INFORMATION:
Weighted average shares of common stock outstanding - basic	4,683	4,735
Dilutive effect of employee equity incentive plans	—	50
Dilutive effect of convertible debt	—	96
Weighted average shares of common stock outstanding - diluted	4,683	4,881

STOCK BUYBACK:
Shares repurchased	—	15
Cumulative shares repurchased (in billions)	4.9	4.9
Remaining dollars authorized for buyback (in billions)	$13.2	$6.8

OTHER INFORMATION:
Employees (in thousands)	102.7	106.0

Intel/Page 10

INTEL CORPORATION
SUPPLEMENTAL OPERATING SEGMENT RESULTS

	Three Months Ended		Twelve Months Ended
(In Millions)	Dec 30, 2017	Dec 31, 2016	Dec 30, 2017	Dec 31, 2016
Net Revenue
Client Computing Group
Platform	$8,063	$8,356	$31,226	$30,751
Adjacency	891	773	2,777	2,157
	8,954	9,129	34,003	32,908
Data Center Group
Platform	5,095	4,306	17,439	15,895
Adjacency	487	362	1,625	1,341
	5,582	4,668	19,064	17,236
Internet of Things Group
Platform	719	617	2,645	2,290
Adjacency	160	109	524	348
	879	726	3,169	2,638
Non-Volatile Memory Solutions Group	889	816	3,520	2,576
Programmable Solutions Group	568	420	1,902	1,669
All Other	181	615	1,103	2,360
TOTAL NET REVENUE	$17,053	$16,374	$62,761	$59,387
Operating income (loss)
Client Computing Group	$3,263	$3,523	$12,919	$10,646
Data Center Group	2,992	1,881	8,395	7,520
Internet of Things Group	260	182	650	585
Non-Volatile Memory Solutions Group	31	(91)	(260)	(544)
Programmable Solutions Group	156	80	458	(104)
All Other	(1,307)	(1,049)	(4,226)	(5,229)
TOTAL OPERATING INCOME	$5,395	$4,526	$17,936	$12,874

In the third quarter of 2017, Intel completed its tender offer for the outstanding ordinary shares of Mobileye B.V. (Mobileye), formerly known as Mobileye N.V. In the second quarter of 2017, Intel completed the planned divestiture of Intel Security Group (ISecG). The results of Mobileye and ISecG are reported within the "All Other" category.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:

•	Client Computing Group. Includes platforms designed for notebooks and desktops (including 2-in-1, thin-and-light, high-end desktop, and all-in-one), wireless and wired connectivity products.

•	Data Center Group. Includes workload-optimized platforms and related products designed for enterprise, cloud, and communication infrastructure market segments.

•	Internet of Things Group. Includes high performance IoT platforms for retail, automotive, industrial, and other broad range of embedded applications.

•	Non-Volatile Memory Solutions Group. Includes Intel® Optane™ technology and 3D NAND flash memory, primarily used in solid state drives (SSDs).

•
Programmable Solutions Group. Includes programmable semiconductors, primarily field-programmable gate arrays (FPGAs), and related products for a broad range of markets, such as communications, data center, industrial, military, and automotive.

We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments and the expenses are included in the following operating results.
All other category includes revenue, expenses, and charges such as:

•	results of operations from non-reportable segments not otherwise presented;

•	historical results of operations from divested businesses;

•	results of operations of start-up businesses that support our initiatives, including our foundry business;

•	historical results of operations of divested businesses;

•	a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and

•	acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.
A substantial majority of our revenue is generated from the sale of platform products. Platform products incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multi-chip package. Our remaining primary product lines are incorporated in "adjacency."

Intel/Page 11

INTEL CORPORATION

Supplemental Platform Revenue Information

	Q4 2017	Q4 2017	2017
	compared to Q3 2017	compared to Q4 2016	compared to 2016
Client Computing Group Platform
Notebook platform volumes	(3)%	5%	5%
Notebook platform average selling prices	1%	(5)%	2%
Desktop platform volumes	3%	(5)%	(5)%
Desktop platform average selling prices	2%	(2)%	—%

Data Center Group Platform
Unit Volumes	3%	10%	5%
Average Selling Prices	12%	8%	4%

Intel/Page 12

INTEL CORPORATION
EXPLANATION OF NON-GAAP MEASURES

In addition to disclosing financial results in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.
Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.
Acquisition-related adjustments: The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions as follows:

•
Revenue and gross margin: Non-GAAP financial measures exclude the impact of the deferred revenue write-down, amortization of acquisition-related intangible assets that impact cost of sales, and the inventory valuation adjustment.

◦
Deferred revenue write-down: Sales to distributors are made under agreements allowing for subsequent price adjustments and returns and are deferred until the products are resold by the distributor. Business combination accounting principles require us to write down to fair value the deferred revenue assumed in our acquisitions as we have limited performance obligations associated with this deferred revenue. Our GAAP revenues and related cost of sales for the subsequent reselling by distributors to end customers after an acquisition do not reflect the full amounts that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments made in the first quarter of 2016 eliminate the effect of the deferred revenue write-down associated with our acquisition of Altera. We believe these adjustments are useful to investors as an additional means to reflect revenue and gross margin trends of our business.

◦
Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustments to our cost of sales exclude the expected profit margin component that is recorded under business combination accounting principles associated with our acquisitions of Mobileye and Altera. We believe the adjustments are useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

•
Amortization of acquisition-related intangible assets: Amortization of acquisition-related intangible assets consists of amortization of intangibles assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of sales and operating expenses in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

•
R&D plus MG&A spending: Non-GAAP R&D plus MG&A spending excludes the impact of other charges associated with the acquisitions of Mobileye and Altera. These charges primarily include banker's fees, compensation-related costs, and valuation charges for stock-based compensation incurred related to the acquisitions. We believe these adjustments are useful to investors as an additional means to reflect the spending trends of our business.

Restructuring and other charges: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with the Intel Security Group divestiture. We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures. We believe that these costs do not reflect our current operating performance. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Gains or losses from divestiture: We recognized a gain in the second quarter of 2017 as a result of our divestiture of the Intel Security Group. We have excluded this gain for purposes of calculating certain non-GAAP measures. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.
Income tax reform: We recognized a higher income tax expense in the fourth quarter of 2017 as a result of the U.S. tax reform. We have excluded the one-time tax adjustment relating to the transition tax on our previously untaxed foreign earnings and the re-measurement of our deferred income taxes to the new U.S. statutory tax rate for purposes of calculating certain non-GAAP measures. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.

Gross cash and other longer term investments: We reference non-GAAP financial measures of gross cash and other longer term investments, which are used by management when assessing our sources of liquidity and capital resources. We believe these non-GAAP financial measures are helpful to investors in understanding our capital structure and how we manage our resources.

Intel/Page 13

Free cash flow: We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and operating performance. We believe this non-GAAP financial measure is helpful to investors in understanding our capital structure and provides an additional means to reflect the cash flow trends of our business.

Intel/Page 14

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP OUTLOOK TO NON-GAAP OUTLOOK
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this Business Outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q1 2018 Outlook		Full-Year 2018

GAAP OPERATING MARGIN	25%	approximately	28%	approximately
Amortization of acquisition-related intangibles	2%		2%
NON-GAAP OPERATING MARGIN	27%	approximately	30%	approximately

GAAP EARNINGS PER SHARE	$0.65	+/- 5 cents	$3.30	+/- 5%
Amortization of acquisition-related intangibles	0.06		0.28
Income tax effect	(0.01)		(0.03)
NON-GAAP EARNINGS PER SHARE	$0.70	+/- 5 cents	$3.55	+/- 5%

(In Billions)	Full-Year 2018

GAAP CASH FROM OPERATIONS (In Billions)	$27.0
Additions to property, plant and equipment	(14.0)
FREE CASH FLOW	$13.0	+/- $500 million

Intel/Page 15

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP ACTUALS TO NON-GAAP ACTUALS
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended		Twelve Months Ended
(In Millions, Except Per Share Amounts)	Dec 30, 2017	Dec 31, 2016	Dec 30, 2017	Dec 31, 2016

GAAP NET REVENUE	$17,053	$16,374	$62,761	$59,387
Deferred revenue write-down	—	—	—	99
NON-GAAP NET REVENUE	$17,053	$16,374	$62,761	$59,486

GAAP GROSS MARGIN	$10,767	$10,105	$39,069	$36,191
Deferred revenue write-down, net of cost of sales	—	—	—	64
Inventory valuation	28	—	55	387
Amortization of acquisition-related intangibles	262	232	912	937
NON-GAAP GROSS MARGIN	$11,057	$10,337	$40,036	$37,579

GAAP GROSS MARGIN PERCENTAGE	63.1%	61.7%	62.3%	60.9%
Deferred revenue write-down, net of cost of sales	—%	—%	—%	—%
Inventory valuation	0.2%	—%	0.1%	0.7%
Amortization of acquisition-related intangibles	1.5%	1.4%	1.4%	1.6%
NON-GAAP GROSS MARGIN PERCENTAGE	64.8%	63.1%	63.8%	63.2%

GAAP R&D PLUS MG&A SPENDING	$5,124	$5,438	$20,572	$21,137
Other acquisition-related charges	—	—	(113)	(100)
NON-GAAP R&D PLUS MG&A SPENDING	$5,124	$5,438	$20,459	$21,037

GAAP OPERATING INCOME	$5,395	$4,526	$17,936	$12,874
Deferred revenue write-down, net of cost of sales	—	—	—	64
Inventory valuation	28	—	55	387
Amortization of acquisition-related intangibles	315	273	1,089	1,231
Restructuring and other charges	195	100	384	1,886
Other acquisition-related charges	—	—	113	100
NON-GAAP OPERATING INCOME	$5,933	$4,899	$19,577	$16,542

GAAP TAX RATE	111.4%	19.8%	52.8%	20.3%
Divestiture of Intel Security	—%	—%	(3.6)%	—%
Income tax reform	(90.2)%	—%	(26.7)%	—%
NON-GAAP TAX RATE	21.2%	19.8%	22.5%	20.3%

GAAP NET INCOME (LOSS)	$(687)	$3,562	$9,601	$10,316
Deferred revenue write-down, net of cost of sales	—	—	—	64
Inventory valuation	28	—	55	387
Amortization of acquisition-related intangibles	315	273	1,089	1,231
Restructuring and other charges	195	100	384	1,886
Other acquisition-related charges	—	—	113	100
(Gains) Losses from divestiture	—	—	(387)	—
Income tax reform	5,444	—	5,444	—
Income tax effect	(114)	(70)	454	(745)
NON-GAAP NET INCOME	$5,181	$3,865	$16,753	$13,239

GAAP DILUTED EARNINGS PER COMMON SHARE	$(0.15)	$0.73	$1.99	$2.12
Deferred revenue write-down, net of cost of sales	—	—	—	0.01
Inventory valuation	0.01	—	0.01	0.08
Amortization of acquisition-related intangibles	0.06	0.06	0.22	0.25
Restructuring and other charges	0.04	0.02	0.08	0.39
Other acquisition-related charges	—	—	0.02	0.02
(Gains) Losses from divestiture	—	—	(0.08)	—
Income tax reform	1.14	—	1.13	—
Income tax effect	(0.02)	(0.02)	0.09	(0.15)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE[1]	$1.08	$0.79	$3.46	$2.72
1 Non-GAAP EPS has been calculated based on common shares of 4,790 for the three months ended December 30, 2017, which is the number of weighted average common shares outstanding on a diluted basis determined as if the Company had net income for such period.